Exhibit 10.1

Dated 4 October 2016
as amended and restated on 28 November 2016

JELCO DELTA HOLDING CORP.

as Lender

and

SEANERGY MARITIME Holdings CORP.

as Borrower

amended and restated Loan Agreement

in respect
of a loan facility of up to US$12,800,000
to finance part of the acquisition cost for
m.v. “E.R. BAVARIA” and m.v. “E.R. BAYERN”

WATSON FARLEY

&

WILLIAMS

Index

Clause Page

1 Purpose, Definitions and Interpretation	2
2 The Loan	10
3 Interest	10
4 Repayment	10
5 Prepayment	11
6 Representations and Warranties	12
7 Covenants and Undertakings of the Borrower	13
8 Insurance	13
9 Ship Covenants	17
10 Events of Default	21
11 Fees	23
12 Application of Receipts	23
13 Notices	24
14 Amendments and Waivers	24
15 Process Agent	24
16 Governing Law and Jurisdiction	25
17 Miscellaneous	25

Schedules

Schedule 1 Form of Drawdown Notice	26
Schedule 2 Condition Precedent Documents	27
Part A	27
Part B	28

THIS LOAN AGREEMENT (the “Loan Agreement’) is originally made on 4 October 2016 as amended and restated by an amending and restating agreement dated 28 November 2016.

PARTIES

(1)	JELCO DELTA HOLDING CORP., a corporation organised under the laws of the Republic of the Marshall Islands whose registered office is at the Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, MH96960 Marshall Islands (the “Lender”)

(2)	SEANERGY MARITIME HOLDINGS CORP., a corporation organised under the laws of the Republic of the Marshall Islands whose registered office is at the Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, MH96960 Marshall Islands (the “Company”)

BACKGROUND

(A)	The Company has entered into (i) a Memorandum of Agreement dated 26 September 2016 between the Company for a company to be nominated as buyers (being Owner A, as thereafter defined) and E.S.V.M. Schiffahrt GmbH & Co. KG as sellers (the “Bavaria Seller”) for the purchase of the motor vessel named “E.R. BAVARIA” (“Ship A”) (together with all amendments or addenda thereto referred to as the “Bavaria MOA”), (ii) a Memorandum of Agreement dated 26 September 2016 between the Company for a company to be nominated as buyers (being Owner B, as thereafter defined) and E.A.D.M. Schiffahrt GmbH & Co. KG as sellers (the “Bayern Seller”) for the purchase of the motor vessel named “E.R. BAYERN” (“Ship B” and together with Ship A, the “Ships” and each a “Ship”) (together with all amendments or addenda thereto referred to as the “Bayern MOA” and together with the Bavaria MOA, the “MOAs” and each, “MOA”), (iii) an escrow account agreement entered into between, inter alios, the Bavaria Seller and the Company in relation to payment of the deposit in the amount of US$2,075,000 for Ship A as provided in the Bavaria MOA (“Deposit A”) and (iv) an escrow account agreement entered into between, inter alios, the Bayern Seller and the Company in relation to payment of the deposit in the amount of US$2,075,000 for Ship B as provided in the Bayern MOA (“Deposit B”).

(B)	The Company has nominated Lord Ocean Navigation Co. of Liberia as the final buyers of Ship A (“Owner A”) and Knight Ocean Navigation Co. of Liberia as the final buyer of Ship B (“Owner B”, together with Owner A, the “Owners” and each an “Owner”).

(C)	The Company is the registered, legal and beneficial owner of Emperor Holding Ltd., of the Marshall Islands (the “Holding Co.”) and the Holding Co. is the registered, legal and beneficial owner of each Guarantor.

(D)	The Company desires to borrow an aggregate principal amount of up to US$12,800,000 from the Lender for financing part of the acquisition cost of the Ships (inclusive of the Deposits) in two advances.

(E)	The Company has already drawn down the first advance in the amount of US$4,150,000 in order to finance the payment of Deposit A and Deposit B in accordance with the terms and conditions of this Loan Agreement.

(F)	The Lender, which is holding 76.2% of the total issued share capital of the Company, is willing to make available the remaining part of the loan to the Company in accordance with the terms and conditions of this Loan Agreement.

OPERATIVE PROVISIONS

In consideration of the mutual covenants herein contained, and for such other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto hereby agree as follows:

1	Purpose, Definitions and Interpretation

1.1	Purpose

This Loan Agreement sets out the terms and conditions upon and subject to which it is agreed that the Lender will make available to the Borrower a loan of up to United States Dollars twelve million eight hundred thousand (US$12,800,000) to be used for the purpose of financing part of the Contract Price of the Ships and working capital purposes of the Ships.

1.2	Definitions

In this Loan Agreement, unless the context otherwise requires each term or expression defined in the recital of the parties and this clause shall have the meaning given to it in the recital of the parties and in this clause and:

“Advance” means each of Advance A and Advance B and, in the plural means both of them;

“Advance A” means the amount of US$4,150,000 drawn down in two sub-advances on 5 and on 6 October 2016 to pay the Deposits or, as the context may require, the principal amount outstanding of Advance A at any relevant time;

“Advance B” means an amount of up to US$8,650,000 to finance part of the acquisition cost of Ship A or, as the context may require, the principal amount outstanding of Advance B at any relevant time;

“Agreed Form” means, in relation to any document, that document in the form approved in writing by the Lender or as otherwise approved in accordance with any other approval procedure specified in any relevant provisions of any Finance Document;

“Amending and Restating” means the amending and restating agreement dated 28 November 2016 and made between the Borrower and the Lender;

“Applicable Margin” means:

(a)	during the period commencing on the first Drawdown Date and ending on 28 November 2016, 5 per cent. per annum;

(b)	subject to paragraphs (c) and (d) at all times thereafter, 9 per cent. per annum;

(c)	if a prepayment of US$5,000,000 is made from the net proceed of any public offering of securities concluded by the Borrower pursuant to Clause 5.3 (c), from the date of such prepayment and at all times thereafter subject to paragraph (d), the rate shall reduce by 2 per cent. per annum;

(d)	if the facility is extended pursuant to Clause 5.6, at all times during such extension period the rate shall increase by 1.5 per cent. per annum;

“Approved Flag” means, in relation to a Ship, the flag of the Republic of Liberia or such other flag as the Lender may approve as the flag on which that Ship is or, as the case may be, shall be registered;

“Approved Flag State” means, in relation to a Ship, the Republic of Liberia or any other country in which the Lender may approve that Ship is or, as the case may be, shall be registered;

“Approved Manager” means, in respect of a Ship, V. Ships as the technical manager of that Ship and Fidelity Marine as the commercial manager of that Ship, or any other company nominated by the Owners which the Lender may approve from time to time (such approval not to be unreasonably withheld) as the commercial and/or technical manager of that Ship and, in the plural, means both of them;

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“Approved Manager’s Undertaking” means, in relation to a Ship, a letter of undertaking including (inter alia) an assignment of an Approved Manager’s rights, title and interests in the Insurances executed or, as the context may require, to be executed by that Approved Manager in favour of the Lender in the Agreed Form agreeing certain matters in relation to that Approved Manager, serving as manager of that Ship and subordinating its rights against that Ship and the Owner to the rights of the Lender under the Finance Documents and, in the plural, means all of them;

“Availability Period” means, in respect of each Advance, the period commencing on the date of this Loan Agreement and ending on the earlier of:

(a)	20 December 2016 (or such later date as the Lender may agree with the Borrower); and

(b)	the date on which that Advance is fully borrowed, cancelled or terminated;

“Banking Day” means any day on which banks and foreign exchange markets in New York, London and Athens and in each country or place in or at which any act is required to be done under this Loan Agreement, are open for the transaction of business of the nature contemplated in this Loan Agreement;

“Borrower” means the Company as specified at the beginning of this Loan Agreement;

“Contract Price” means in relation to each Ship, $20,750,000, being in each case the acquisition cost of that Ship payable pursuant to the relevant MOA;

“Delivery Date” means, in relation to a Ship, the date on which title to and possession of that Ship is transferred from the relevant Seller to the relevant Owner pursuant to the MOA in respect of the Ship;

“Deposits” means Deposit A and Deposit B;

“Dollar” and “US$” mean the lawful currency of the United States of America;

“Drawdown Date” means, in respect of an Advance, the Banking Day, not earlier than the date of this Loan Agreement upon which the Borrower has requested that an Advance be made available or (as the context requires) the date on which that Advance is actually made by the Lender to the Borrower hereunder;

“Earnings” means, in relation to a Ship, all moneys whatsoever which are now, or later become, payable (actually or contingently) to the Owner of that Ship or the Lender and which arise out of the use or operation of that Ship, including (but not limited to):

(a)	except to the extent that they fall within paragraph (b):

(i)	all freight, hire and passage moneys;

(ii)	compensation payable to that Owner or the Lender in the event of requisition of the Ship owned by it for hire;

(iii)	remuneration for salvage and towage services;

(iv)	demurrage and detention moneys;

(v)	damages for breach (or payments for variation or termination) of any charterparty or other contract for the employment of that Ship; and

(vi)	all moneys which are at any time payable under any Insurances in respect of loss of hire; and

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(b)	if and whenever that Ship is employed on terms whereby any moneys falling within paragraphs (a)(i) to (vi) are pooled or shared with any other person, that proportion of the net receipts of the relevant pooling or sharing arrangement which is attributable to that Ship;

“Environmental Claim” means:

(a)	any claim by any governmental, judicial or regulatory authority which arises out of an Environmental Incident or an alleged Environmental Incident or which relates to any Environmental Law; or

(b)	any claim by any other person which relates to an Environmental Incident or to an alleged Environmental Incident,

and “claim” means a claim for damages, compensation, fines, penalties or any other payment of any kind whether or not similar to the foregoing; an order or direction to take, or not to take, certain action or to desist from or suspend certain action; and any form of enforcement or regulatory action, including the arrest or attachment of any asset;

“Environmental Incident” means, in relation to a Ship:

(a)	any release of Environmentally Sensitive Material from that Ship; or

(b)	any incident in which Environmentally Sensitive Material is released from a vessel other than that Ship and which involves a collision between that Ship and such other vessel or some other incident of navigation or operation, in either case, in connection with which that Ship is actually liable to be arrested, attached, detained or injuncted and/or that Ship and/or the Owner of that Ship and/or any operator or manager of that Ship is at fault or otherwise liable to any legal or administrative action; or

(c)	any other incident in which Environmentally Sensitive Material is released otherwise than from that Ship and in connection with which that Ship is actually liable to be arrested and/or where the Owner of that Ship and/or any operator or manager of that Ship is at fault otherwise liable to any legal or administrative action;

“Environmental Law” means any law relating to pollution or protection of the environment, to the carriage of Environmentally Sensitive Material or to actual or threatened releases of Environmentally Sensitive Material;

“Environmentally Sensitive Material” means oil, oil products and any other substance (including any chemical, gas or other hazardous or noxious substance) which is (or is capable of being or becoming) polluting, toxic or hazardous;

“Event of Default” means any of the events or circumstances described in Clause 10;

“Fidelity Marine” means Fidelity Marine Inc., a corporation incorporated and existing under the laws of the Republic of the Marshall Islands whose registered office is at the Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, MH96960 Marshall Islands;

“Final Repayment Date” means:

(a)	20 December 2016 in the event that Ship A is not delivered to Owner A by the last day of the Availability Period; or

(b)	the earlier of (i) 28 February 2018 and (ii) the date falling fourteen (14) months from the final Drawdown Date; or

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(c)	the earlier of (i) 28 February 2019 and (ii) the date falling twenty six (26) months from the final Drawdown Date in the event that the facility has been extended pursuant to Clause 5.6, or

(d)	if earlier, the date on which the Lender terminates or cancels this Loan Agreement in accordance with the provisions hereof;

“Finance Documents” means together:

(a)	this Loan Agreement;

(b)	the Guarantees;

(c)	the Amending and Restating Agreement;

(d)	the Intercreditor Deed;

(e)	the General Assignments;

(f)	the Mortgages;

(g)	the Approved Manager’s Undertakings; and

(h)	any other document (whether creating a Security Interest or not) which is executed at any time by the Borrower or an Owner (except from an Approved Manager outside of the Lender’s group) or any other person as security for, or to establish any form of subordination or priorities arrangement in relation to, any amount payable to the Lender under this Loan Agreement or any of the other documents referred to in this definition and, in the singular, means any of them;

“General Assignment” means, in relation to a Ship, a second priority general assignment of (inter alia) the Earnings, the Insurances and any Requisition Compensation relative to that Ship executed or, as the context may require, to be executed by the Owner of that Ship in favour of the Lender in the Agreed Form and, in the plural, means both of them;

“Guarantee” means, in relation to each Owner, an irrevocable and unconditional guarantee of the obligations of the Borrower executed or to be executed by that Owner in favour of the Lender in the Agreed Form and in the plural, means both of them;

“IACS” means the International Association of Classification Societies;

“Insurances” means, in relation to a Ship:

(a)	all policies and contracts of insurance and any reinsurance, policies or contracts, including entries of that Ship in any protection and indemnity or war risks association, effected in respect of that Ship, its Earnings or otherwise in relation to it whether before, on or after the date of this Loan Agreement; and

(b)	all rights (including, without limitation, any and all rights or claims which the Owner of that Ship may have under or in connection with any cut-through clause relative to any reinsurance contract relating to the aforesaid policies or contracts of insurance) and other assets relating to, or derived from, any of the foregoing, including any rights to a return of a premium and any rights in respect of any claim whether or not the relevant policy, contract of insurance or entry has expired on or before the date of this Loan Agreement;

“Intercreditor Deed” means an agreement made or to be made between (i) the Owners, (ii) the Lender and (iii) the Senior Mortgagee pursuant to which the Lender and the Senior Mortgagee will regulate their rights under the Senior Agreement and this Loan Agreement;

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“Interest Payment Date” means each date for the payment of interest in accordance with Clause 3;

“Interest Period” means each period for the payment of interest pursuant to Clause 3;

“Interest Rate” means the rate of interest payable in respect of the Loan ascertained in accordance with the provisions of Clause 3;

“ISM Code” means the International Safety Management Code (including the guidelines on its implementation), adopted by the International Maritime Organisation as the same may be amended or supplemented from time to time (and the terms “safety management system”, “Safety Management Certificate” and “Document of Compliance” have the same meanings as are given to them in the ISM Code);

“ISPS Code” means the International Ship and Port Facility Security Code as adopted by the International Maritime Organisation, as the same may be amended or supplemented from time to time;

“ISSC” means a valid and current International Ship Security Certificate issued under the ISPS Code;

“Loan” means the principal amount from time to time outstanding under this Loan Agreement;

“Major Casualty” means, in relation to a Ship, any casualty to that Ship in respect of which the claim or the aggregate of the claims against all insurers, before adjustment for any relevant franchise or deductible, exceeds $500,000 or the equivalent in any other currency;

“MOA” means, in respect of:

(a)	Ship A, the Memorandum of Agreement dated 26 September 2016, as amended by addendum no. 1 thereto dated 6 October 2016 and addendum no. 2 thereto dated 15 November 2016, entered into between the Bavaria Seller as seller and Owner A as buyer in respect of the sale and purchase of that Ship; and

(b)	Ship B, the Memorandum of Agreement dated 26 September 2016, as amended by addendum no. 1 thereto dated 6 October 2016 and addendum no. 2 thereto dated 16 November 2016, entered into between the Bayern Seller as seller and Owner B as buyer in respect of the sale and purchase of that Ship, and, in the plural, means both of them;

“Mortgage” means, in relation to each Ship, the second preferred or, as the case may be, priority ship mortgage on that Ship and, if required pursuant to the laws of the applicable Approved Flag State, a deed of covenant collateral thereto executed or, as the context may require to be executed by the Owner which is to be the owner thereof in favour of the Lender in the Agreed Form and, in the plural, means both of them;

“Mortgaged Ship” means a Ship which is subject to a Mortgage at the relevant time and, in the plural, means all of them;

“Owner” has the meaning given in Recital B;

“Owner A” has the meaning given in Recital B;

“Owner B” has the meaning given in Recital B;

“Permitted Security Interests” means:

(a)	Security Interests created by the Finance Documents;

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(b)	Security Interests created by or pursuant to the Senior Finance Documents or contemplated by the Intercreditor Deed;

(c)	liens for unpaid master’s and crew’s wages in accordance with usual maritime practice;

(d)	liens for salvage;

(e)	liens arising by operation of law for not more than 2 months’ prepaid hire under any charter in relation to a Ship not prohibited by this Loan Agreement;

(f)	liens for master’s disbursements incurred in the ordinary course of trading and any other lien arising by operation of law or otherwise in the ordinary course of the operation, repair or maintenance of a Ship, provided such liens do not secure amounts more than 30 days overdue (unless the overdue amount is being contested by the relevant Owner in good faith by appropriate steps) and subject, in the case of liens for repair or maintenance, to Clause 9.13(g);

(g)	any Security Interest created in favour of a plaintiff or defendant in any proceedings or arbitration as security for costs and expenses where an Owner is actively prosecuting or defending such proceedings or arbitration in good faith; and

(h)	Security Interests arising by operation of law in respect of taxes which are not overdue for payment or in respect of taxes being contested in good faith by appropriate steps and in respect of which appropriate reserves have been made;

“Requisition Compensation” includes all compensation or other moneys payable by reason of any act or event such as is referred to in paragraph (b) of the definition of “Total Loss”;

“Secured Liabilities” means all liabilities which the Borrower, the Owners or any of them have, at the date of this Loan Agreement or at any later time or times, under or in connection with any Finance Document or any judgment relating to any Finance Document; and for this purpose, there shall be disregarded any total or partial discharge of these liabilities, or variation of their terms, which is effected by, or in connection with, any bankruptcy, liquidation, arrangement or other procedure under the insolvency laws of any country;

“Security Interest” means:

(a)	a mortgage, charge (whether fixed or floating) or pledge, any maritime or other lien or any other security interest of any kind;

(b)	the rights of a plaintiff under an action in rem in which the vessel concerned has been arrested or a writ has been issued or similar step taken; and

(c)	any arrangement entered into by a person (A) the effect of which is to place another person (B) in a position which is similar, in economic terms, to the position in which B would have been had he held a security interest over an asset of A; but paragraph (c) does not apply to a right of set off or combination of accounts conferred by the standard terms of business of a bank or financial institution;

“Security Period” means the period commencing on the date of this Loan Agreement and ending on the date on which the Lender notifies the Borrower that:

(a)	all amounts which have become due for payment by the Borrower under this Loan Agreement have been paid; and

(b)	no amount is owing or has accrued (without yet having become due for payment) under this Loan Agreement;

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“Seller” means:

(a)	in respect of Ship A, the Bavaria Seller; and

(b)	in respect of Ship B, the Bayern Seller,

and, in the plural, means both of them;

“Senior Agreement” means the agreement dated 28 November 2016 and made between (i) the Owners as joint and several borrowers, (ii) the entities listed in Schedule 1 thereto as lenders, (iii) Northern Shipping Fund III LP as agent and (iv) the Senior Mortgagee as security trustee in respect of a loan of up to $32,000,000 to finance part of the Contract Price of the Ships;

“Senior Finance Documents” means:

(a)	the first preferred Liberian mortgage on the Ship owned by the Owner executed or to be executed by such Owner in favour of the Senior Mortgagee; and

(b)	the first priority general assignment of the Earnings, Insurances and any Requisition Compensation in respect of the Ship owned by that Owner executed or to be executed by such Owner in favour of the Senior Mortgagee;

“Senior Mortgagee” means Northern Shipping Fund III LP, a limited partnership formed in Delaware, United States of America, acting through its office at One Stamford Landing, Suite 212, 62 Southfield Avenue, Stamford, CT 06902, U.S.A.;

“Ship” means each of Ship A and Ship B and, in the plural, means both of them;

“Ship A” means the Capesize bulk carrier vessel “E.R. BAVARIA” of approximately 178,838 metric tons deadweight, built at Hyundai Heavy Industries Co., Ltd. of South Korea and delivered in 2010, with IMO Number 9519066, registered in the name of the Bavaria Seller under the Liberian flag and dually registered under the German flag, which is to be purchased by Owner A and registered under an Approved Flag in accordance with the laws of the Approved Flag State with the name “LORDSHIP”;

“Ship B” means the Capesize Bulk carrier vessel “E.R. BAYERN” of approximately 178,978 metric tons deadweight, built at Hyundai Heavy Industries Co., Ltd. of South Korea and delivered in 2010, with IMO Number 9507893, registered in the name of the Bayern Seller under the Luxembourg flag and dually registered under the German flag, which is to be purchased by Owner B and registered under its name under an Approved Flag in accordance with the laws of the relevant Approved Flag State with the name “KNIGHTSHIP”;

“SMC” means a safety management certificate issued in respect of each Ship in accordance with Rule 13 of the ISM Code;

“Total Loss” means, in relation to a Ship:

(a)	actual, constructive, compromised, agreed or arranged total loss of that Ship;

(b)	any expropriation, confiscation, requisition or acquisition of that Ship, whether for full or part consideration, a consideration less than its proper value, a nominal consideration or without any consideration, which is effected by any government or official authority or by any person or persons claiming to be or to represent a government or official authority (excluding a requisition for hire for a fixed period not exceeding 1 year without any right to an extension) unless it is within 2 months from the date of such occurrence redelivered to the full control of the Owner of that Ship;

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(c)	any condemnation of that Ship by any tribunal or by any person or person claiming to be a tribunal; and

(d)	any arrest, capture, seizure, confiscation or detention of that Ship (including any hijacking or theft) unless it is within 2 months redelivered to the full control of the Owner of that Ship;

“Total Loss Date” means, in relation to a Ship:

(a)	in the case of an actual loss of that Ship, the date on which it occurred or, if that is unknown, the date when that Ship was last heard of;

(b)	in the case of a constructive, compromised, agreed or arranged total loss of that Ship, the earliest of:

(i)	the date on which a notice of abandonment is given to the insurers; and

(ii)	the date of any compromise, arrangement or agreement made by or on behalf of the Owner of that Ship with that Ship’s insurers in which the insurers agree to treat that Ship as a total loss; and

(c)	in the case of any other type of total loss, on the date (or the most likely date) on which it reasonably appears to the Lender that the event constituting the total loss occurred; and

“V. Ships” means V. Ships Limited, a corporation incorporated and existing under the laws of Cyprus whose registered office is at Zenas Gunther, 16-18, Agia Triada, 3035 Limassol, Cyprus.

1.3	Construction of certain terms

In this Loan Agreement:

“approved” means, for the purposes of Clause 8, approved in writing by the Lender at its discretion;

“asset” includes every kind of property, asset, interest or right, including any present, future or contingent right to any revenues or other payment;

“consent” includes an authorisation, consent, approval, resolution, licence, exemption, filing, registration, notarisation and legalisation;

“document” includes a deed; also a letter or fax;

“excess risks” means, in relation to a Ship, the proportion of claims for general average, salvage and salvage charges not recoverable under the hull and machinery policies in respect of that Ship in consequence of its insured value being less than the value at which that Ship is assessed for the purpose of such claims;

“expense” means any kind of cost, charge or expense (including all legal costs, charges and expenses) and any applicable value added or other tax;

“law” includes any order or decree, any form of delegated legislation, any treaty or international convention and any regulation or resolution of the Council of the European Union, the European Commission, the United Nations or its Security Council;

“legal or administrative action” means any legal proceeding or arbitration and any administrative or regulatory action or investigation;

“liability” includes every kind of debt or liability (present or future, certain or contingent), whether incurred as principal or surety or otherwise;

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“obligatory insurances” means, in relation to a Ship, all insurances effected, or which the Owner of that Ship is obliged to effect, under Clause 8 or any other provision of this Loan Agreement or another Finance Document;

“person” includes any individual, any partnership, any company; any state, political sub-division of a state and local or municipal authority; and any international organisation;

“protection and indemnity risks” means the usual risks covered by a protection and indemnity association, including pollution risks and the proportion (if any) of any sums payable to any other person or persons in case of collision which are not recoverable under the hull and machinery policies;

“tax” includes any present or future tax, duty, impost, levy or charge of any kind which is imposed by any state, any political sub-division of a state or any local or municipal authority (including any such imposed in connection with exchange controls), and any connected penalty, interest or fine; and

“war risks” includes the risk of mines and all risks excluded by clause 29 of the International Hull Clauses (1/11/02 or 1/11/03), clause 24 of the Institute Time Clauses (Hulls)(1/11/95) or clause 23 of the Institute Time Clauses (Hulls) (1/10/83).

2	The Loan

2.1	Commitment to Lend

Subject to (i) the terms of this Loan Agreement and (ii) receipt by the Lender of the documents and/or evidence specified in paragraph (b) below, it is hereby agreed and undertaken by the Lender to lend to the Borrower a sum of United States Dollars Twelve million eight hundred thousand (US$12,800,000) in two Advances each of which in the case of Advance A has been and in the case of Advance B shall be made available to the Borrower in accordance with and on the terms and conditions of this Loan Agreement. The Borrower hereby confirms that Advance A was drawn down in two sub-advances on 5 and 6 October 2016.

2.2	Conditions Precedent to Lend

The documents and/or evidence referred to in Clause 2.1 above to be received by the Lender are the following:

(a)	the documents described in Part A of Schedule 2 on or prior to the date of the Amending and Restating Agreement;

(b)	a Drawdown Notice in the form set out in Schedule 1 hereto not later than 11.00 a.m. (London time) two (2) business days prior to the relevant Drawdown Date, except as the Lender may otherwise permit in writing;

(c)	the Guarantees duly executed by each Owner on or prior to the Drawdown Date for Advance B.

3	Interest

3.1	Interest Periods

The period during which the Loan shall be outstanding under this Loan Agreement shall be divided into consecutive Interest Periods of three months’ duration.

3.2	Beginning and end of Interest Periods

The first Interest Period applicable to an Advance shall start on the Drawdown Date relative to that Advance and end on the date which numerically corresponds to the Drawdown Date and each subsequent Interest Period shall commence on the expiry of the preceding Interest Period except that, if there is no numerically corresponding date in that calendar month, the Interest Period shall end on the last Banking Day in that month. The first Interest Period applicable to the second Advance shall be a period ending on the last day of the Interest Period applicable to the first Advance then current, whereupon both Advances shall be consolidated and treated as a single advance.

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3.3	Non-Banking Days

If an Interest Period would otherwise end on a day which is not a Banking Day, that Interest Period will instead end on the next Banking Day in that calendar month (if there is one) or the preceding Banking Day (if there is not).

3.4	Interest rate

During each Interest Period interest shall accrue on the Loan at the rate equal to the sum of (a) the Applicable Margin and (b) the three (3) month London Interbank Offered Rate for deposits in Dollars determined at or about 11.00 a.m. (London time) two (2) Banking days prior to the first day of each Interest Period (“LIBOR”).

3.5	Accrual and payment of interest

Interest shall accrue from day to day, shall be calculated on the basis of a 360 day year and the actual number of days elapsed and shall be paid by the Borrower to the Lender on the last day of each Interest Period Provided that if no Event of Default has occurred which is continuing, the Borrower shall have the option to defer one interest payment during the Security Period which once deferred shall accrue interest at the Interest Rate and become due and payable on the Final Repayment Date.

3.6	Default interest

In the event of a failure by the Borrower to pay any amount on the date on which such amount is due and payable pursuant to this Loan Agreement and irrespective of any notice by the Lender or any other person to the Borrower In respect of such failure, the Borrower shall pay interest on such amount on demand from the date of such default up to the date of actual payment at the per annum rate which is the aggregate of: (a) two point fifty per cent (2.50%); and (b) the Interest Rate.

4	Repayment

The Borrower shall repay the Loan in one bullet payment together with accrued interest thereon on the Final Repayment Date. The Borrower shall effect repayment forthwith but in any case no later than two (2) Banking Days from the Final Repayment Date.

5	Prepayment

5.1	Voluntary prepayment

The Loan together with accrued interest thereon may be prepaid in whole or in part provided that the Lender has received from the Borrower (i) at least 2 Banking Days’ prior written notice and (ii) the prepayment fee referred to in Clause 11.1.

5.2	Final Repayment Date

On the Final Repayment Date, the Borrowers shall additionally pay to the Lender all other sums then accrued or owing under any Finance Document.

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5.3	Mandatory prepayment

The Borrower shall be obliged to prepay:

(a)	50 per cent. of the Loan:

(i)	if a Ship is sold on or before the date on which the sale is completed by delivery of the Ship to the buyer;

(ii)	if a Ship becomes a Total Loss, on the earlier of the date falling 90 days after the Total Loss Date and the date of receipt by the Lender of the proceeds of insurance relating to such Total Loss;

(b)	an amount of US$1,900,000 on the Delivery Date of Ship B; and

(c)	an amount equal to 25 per cent. of the net proceeds of any public offering of securities concluded by the Borrower, payable on the Lender’s demand.

5.4	Amounts payable on prepayment

A prepayment shall be made together with (i) accrued interest and (ii) in the case of a voluntary prepayment, the prepayment fee referred to in Clause 11.1 but without any penalty.

5.5	No reborrowing

No amount prepaid or repaid may be reborrowed.

5.6	Extension of facility

The Borrower may request to the Lender in writing that the facility provided pursuant to this Loan Agreement is extended with effect on, and for a period of 1 year from, the then existing Final Repayment Date Provided that the facility may only be extended once so that the Final Repayment Date shall never extend beyond the earlier of (i) 28 February 2019 and (ii) the date falling twenty six ) (26) months from the final Drawdown Date. The Borrower’s request in respect of any such extension shall be irrevocable and shall be made in writing no later than 15 days prior to the then existing Final Repayment Date;

6	Representations and Warranties

The Borrower hereby represents and warrants (and each representation and warranty is deemed repeated at each Drawdown Date) that:

6.1	Organisation

The Borrower is a corporation duly organised, validly existing and in good standing under the laws of the Marshall Islands and is duly qualified to do business and is in good standing in such jurisdictions where such qualification is necessary.

6.2	Enforceability

This Loan Agreement has been duly executed and delivered by the Borrower and constitutes the legal, valid and binding obligation of the Borrower enforceable in accordance with its terms, except as limited by bankruptcy, insolvency or other similar laws of general application affecting the enforcement of creditors’ rights or by general principles of equity limiting the availability of equitable remedies.

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6.3	No Conflict

Neither the execution or delivery of this Loan Agreement by the Borrower, the consummation by the Borrower of the Loan ( or any part thereof), nor compliance by the Borrower with the terms and provisions hereof will (i) violate any law, constitution, statute, treaty, regulation, rule, ordinance, order, injunction, writ, decree or award of any court or governmental authority to which the Borrower is subject, (ii) conflict with or result in a breach or default under the Borrower’s organisational documents, (iii) conflict with or result in a breach or default which is material in the context of this Loan Agreement under any agreement or instrument to which the Borrower is a party or by which it or any of its properties, whether now owned or hereafter acquired, is subject or bound, or (iv) result in the creation or imposition of any lien, charge, or encumbrance of any nature upon any property or assets, whether now owned or hereafter acquired, of the Borrower.

7	Covenants and Undertakings of the Borrower

The Borrower undertakes with the Lender that, from the date of this Loan Agreement and so long as any moneys are owing under this Loan Agreement, to comply with the following provisions, except as the Lender may otherwise permit in writing:

7.1	The Borrower undertakes to keep the Lender informed at all times of the expected date of delivery and the notices of the each Seller to the Borrower and to provide the Lender forthwith upon receipt with copies of all such notices.

7.2	The Borrower undertakes that it shall procure that no substantial change is made to the corporate structure of either Owner from that carried on at the date of this Loan Agreement.

7.3	The Borrower undertakes that it shall procure that no substantial change is made to the general nature of the business of either Owner from that carried on at the date of this Loan Agreement.

7.4	The Borrower undertakes that it shall not transfer, lease or otherwise dispose of and shall procure that neither Owner shall transfer, lease or otherwise dispose of all or a substantial part of its assets (including, without limitation, either MOA) whether by one transaction or a number of transactions, whether related or not.

7.5	The Borrower shall not and it shall procure neither Owner shall, whether by a document, by conduct, by acquiescence or in any other way (except as the Lender may otherwise permit in writing):

(a)	agree to a material change in any of the terms in the MOAs;

(b)	release, waive, suspend or subordinate or permit to be lost or impaired any interest or right forming part of or relating to any MOA;

(c)	waive any person’s breach of any of the MOAs;

(d)	rescind or terminate any of the MOAs or treat itself as discharged or relieved from further performance of any of its obligations or liabilities under any of the MOAs.

7.6	The Borrower undertakes that it shall procure that each Owner executes and, where applicable, registers on the Delivery Date of the Ship owned by it, the Mortgage and the General Assignment to which it is a party and that all conditions subsequent specified in Part B of Schedule 2 are satisfied.

8	Insurance

8.1	General

The Borrower also undertakes with the Lender to comply with the following provisions of this Clause 8 at all times during the Security Period except as the Lender may otherwise permit.

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8.2	Maintenance of obligatory insurances

The Borrower shall procure that each Owner shall keep the Ship owned by it insured at the expense of that Owner against:

(a)	fire and usual marine risks (including hull and machinery and excess risks);

(b)	war risks;

(c)	protection and indemnity risks; and

(d)	any other risks against which the Lender considers, having regard to practices and other circumstances prevailing at the relevant time, it would, in the opinion of the Lender, be reasonable for that Owner to insure and which are specified by the Lender by notice to that Owner.

8.3	Terms of obligatory insurances

The Borrower shall procure that each Owner shall effect such insurances:

(a)	in Dollars;

(b)	in the case of fire and usual marine risks and war risks, on an agreed value basis in an amount at least the greater of (i) an amount which, when aggregated with the amount for which the other Mortgaged Ship is insured, equals 120 per cent. of the Loan and (ii) the Market Value of the Ship owned by it; and

(c)	in the case of oil pollution liability risks, for an aggregate amount equal to the highest level of cover from time to time available under basic protection and indemnity club entry and in the international marine insurance market;

(d)	in relation to protection and indemnity risks in respect of the full value and tonnage of the Ship owned by it;

(e)	on approved terms; and

(f)	through approved brokers and with approved insurance companies and/or underwriters or, in the case of war risks and protection and indemnity risks, in approved war risks and protection and indemnity risks associations.

8.4	Further protections for the Lender

In addition to the terms set out in Clause 8.3, the Borrower shall, and shall procure that, the obligatory insurances effected by each Owner shall:

(a)	subject always to paragraph (b), name that Owner as the sole named assured unless the interest of every other named assured is limited:

(i)	in respect of any obligatory insurances for hull and machinery and war risks;

(A)	to any provable out-of-pocket expenses that it has incurred and which form part of any recoverable claim on underwriters; and

(B)	to any third party liability claims where cover for such claims is provided by the policy (and then only in respect of discharge of any claims made against it); and

(ii)	in respect of any obligatory insurances for protection and indemnity risks, to any recoveries it is entitled to make by way of reimbursement following discharge of any third party liability claims made specifically against it, and every other named assured has undertaken in writing to the Lender (in such form as it requires) that any deductible shall be apportioned between that Owner and every other named assured in proportion to the gross claims made or paid by each of them and that it shall do all things necessary and provide all documents, evidence and information to enable the Lender to collect or recover any moneys which at any time become payable in respect of the obligatory insurances;

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(b)	whenever the Lender requires, name (or be amended to name) the Lender as additional named assured for its rights and interests, warranted no operational interest and with full waiver of rights of subrogation against the Lender but without the Lender thereby being liable to pay (but having the right to pay) premiums, calls or other assessments in respect of such insurance;

(c)	name the Lender as sole loss payee with such directions for payment as the Lender may specify;

(d)	provide that all payments by or on behalf of the insurers under the obligatory insurances to the Lender shall be made without set-off, counterclaim or deductions or condition whatsoever;

(e)	provide that such obligatory insurances shall be primary without right of contribution from other insurances effected by the Lender; and

(f)	provide that the Lender may make proof of loss if that Owner fails to do so.

8.5	Renewal of obligatory insurances

The Borrower shall procure that each Owner shall:

(a)	at least 15 days before the expiry of any obligatory insurance effected by it:

(i)	notify the Lender of the brokers (or other insurers) and any protection and indemnity or war risks association through or with whom that Owner proposes to renew that obligatory insurance and of the proposed terms of renewal; and

(ii)	obtain the Lender’s approval to the matters referred to in paragraph (i);

(b)	at least 10 days before the expiry of any obligatory insurance, renew that obligatory insurance in accordance with the Lender’s approval pursuant to paragraph (a); and

(c)	procure that the approved brokers and/or the war risks and protection and indemnity associations with which such a renewal is effected shall promptly after the renewal notify the Lender in writing of the terms and conditions of the renewal.

8.6	Copies of policies; letters of undertaking

The Borrower shall procure that each Owner shall ensure that all approved brokers provide the Lender with pro forma copies of all cover notes and policies relating to the obligatory insurances which they are to effect or renew and of a letter or letters of undertaking in a form required by the Lender and including undertakings by the approved brokers that:

(a)	they will have endorsed on each policy, immediately upon issue, a loss payable clause and a notice of assignment complying with the provisions of Clause 8.4;

(b)	they will hold such policies, and the benefit of such insurances, to the order of the Lender in accordance with the said loss payable clause;

(c)	they will advise the Lender immediately of any material change to the terms of the obligatory insurances;

(d)	they will notify the Lender, not less than 10 days before the expiry of the obligatory insurances, in the event of their not having received notice of renewal instructions from that Owner or its agents and, in the event of their receiving instructions to renew, they will promptly notify the Lender of the terms of the instructions; and

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(e)	they will not set off against any sum recoverable in respect of a claim relating to the Ship owned by that Owner under such obligatory insurances any premiums or other amounts due to them or any other person whether in respect of that Ship or otherwise, they waive any lien on the policies, or any sums received under them, which they might have in respect of such premiums or other amounts, and they will not cancel such obligatory insurances by reason of non-payment of such premiums or other amounts, and will arrange for a separate policy to be issued in respect of that Ship forthwith upon being so requested by the Lender.

8.7	Copies of certificates of entry; letters of undertaking

The Borrower shall procure that each Owner shall ensure that any protection and indemnity and/or war risks associations in which the Ship owned by it is entered provides the Lender with:

(a)	a certified copy of the certificate of entry for that Ship;

(b)	a letter or letters of undertaking in such form as may be required by the Lender;

(c)	where required to be issued under the terms of insurance/indemnity provided by that Borrower’s protection and indemnity association, a certified copy of each United States of America voyage quarterly declaration (or other similar document or documents) made by that Owner in relation to the Ship owned by it in accordance with the requirements of such protections and indemnity association; and

(d)	a certified copy of each certificate of financial responsibility for pollution by oil or other Environmentally Sensitive Material issued by the relevant certifying authority in relation to that Ship.

8.8	Deposit of original policies

The Borrower shall procure that each Owner shall ensure that all policies relating to obligatory insurances are deposited with the approved brokers through which the insurances are effected or renewed.

8.9	Payment of premiums

The Borrower shall procure that each Owner shall punctually pay all premiums or other sums payable in respect of the obligatory insurances and produce all relevant receipts when so required by the Lender.

8.10	Guarantees

The Borrower shall procure that each Owner shall ensure that any guarantees required by a protection and indemnity or war risks association are promptly issued and remain in full force and effect.

8.11	Compliance with terms of insurances

The Borrower shall procure that no Owner shall do or omit to do (nor permit to be done or not to be done) any act or thing which would or might render any obligatory insurance invalid, void, voidable or unenforceable or render any sum payable under an obligatory insurance repayable in whole or in part; and, in particular:

(a)	each Owner shall take all necessary action and comply with all requirements which may from time to time be applicable to the obligatory insurances, and (without limiting the obligation contained in Clause 8.6(c)) ensure that the obligatory insurances are not made subject to any exclusions or qualifications to which the Lender has not given its prior approval;

(b)	no Owner shall make any changes relating to the classification or classification society or manager or operator of the Ship owned by it approved by the underwriters of the obligatory insurances;

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(c)	each Owner shall make (and promptly supply copies to the Lender) of all quarterly or other voyage declarations which may be required by the protection and indemnity risks association in which that Ship is entered to maintain cover for trading to the United States of America and Exclusive Economic Zone (as defined in the United States Oil Pollution Act 1990 or any other applicable legislation); and

(d)	no Owner shall employ the Ship owned by it, nor allow it to be employed, otherwise than in conformity with the terms and conditions of the obligatory insurances, without first obtaining the consent of the insurers and complying with any requirements (as to extra premium or otherwise) which the insurers specify.

8.12	Alteration to terms of insurances

The Borrower shall procure that no Owner shall neither make nor agree to any alteration to the terms of any obligatory insurance nor waive any right relating to any obligatory insurance.

8.13	Settlement of claims

The Borrower shall procure that no Owner shall settle, compromise or abandon any claim under any obligatory insurance for Total Loss or for a Major Casualty, and shall do all things necessary and provide all documents, evidence and information to enable the Lender to collect or recover any moneys which at any time become payable in respect of the obligatory insurances.

8.14	Provision of copies of communications

The Borrower shall procure that each Owner shall provide the Lender, at the time of each such communication, copies of all written communications (other than (unless specifically required by the Lender) communications of an entirely routine nature) between that Owner and:

(a)	the approved brokers;

(b)	the approved protection and indemnity and/or war risks associations; and

(c)	the approved insurance companies and/or underwriters, which relate directly or indirectly to:

(i)	that Owner’s obligations relating to the obligatory insurances including, without limitation, all requisite declarations and payments of additional premiums or calls; and

(ii)	any credit arrangements made between that Owner and any of the persons referred to in paragraphs (a) or (b) relating wholly or partly to the effecting or maintenance of the obligatory insurances.

9	Ship Covenants

9.1	General

The Borrower also undertakes with the Lender to comply with the following provisions of this Clause 9 at all times during the Security Period except as the Lender may otherwise permit in writing (such permission not to be unreasonably withheld in the case of Clause 9.13(b).

9.2	Ship’s name and registration

The Borrower shall ensure that each Owner shall keep the Ship owned by it registered in its name under an Approved Flag; shall not do, omit to do or allow to be done anything as a result of which such registration might be cancelled or imperilled and shall not change the name or port of registry of the Ship owned by it.

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9.3	Repair and classification

The Borrower shall, and shall procure that each Owner and each Approved Manager shall, keep the Ship owned by that Owner in a good and safe condition and state of repair:

(a)	consistent with first-class ship ownership and management practice;

(b)	so as to maintain the highest class free of overdue recommendations and conditions, with a classification society which is a member of IACS and acceptable to the Lender; and

(c)	so as to comply with all laws and regulations applicable to vessels registered at ports in the Approved Flag State or to vessels trading to any jurisdiction to which that Ship may trade from time to time, including but not limited to the ISM Code and the ISPS Code.

9.4	Classification society undertaking

The Borrower shall procure that each Owner shall instruct the classification society referred to in Clause 9.3 (and procure that the classification society undertakes with the Lender) in relation to the Ship owned by it:

(a)	to send to the Lender, following receipt of a written request from the Lender, certified true copies of all original class records and any other related records held by the classification society in relation to that Ship;

(b)	to allow the Lender (or its agents), at any time and from time to time, to inspect the original class and related records of that Ship at the offices of the classification society and to take copies of them;

(c)	to notify the Lender immediately in writing if the classification society:

(i)	receives notification from that Owner or any person that that Ship’s classification society is to be changed; or

(ii)	becomes aware of any facts or matters which may result in a change, suspension, discontinuance, withdrawal or expiry of that Ship’s class under the rules or terms and conditions of that Owner’s or that Ship’s membership of the classification society;

(d)	following receipt of a written request from the Lender:

(i)	to confirm that that Owner is not in default of any of its contractual obligations or liabilities to the classification society and, without limiting the foregoing, that it has paid in full all fees or other charges due and payable to the classification society; or

(ii)	if that Owner is in default of any of its contractual obligations or liabilities to the classification society, to specify to the Lender in reasonable detail the facts and circumstances of such default, the consequences thereof, and any remedy period agreed or allowed by the classification society.

9.5	Modification

The Borrower shall procure that neither Owner shall make any modification or repairs to, or replacement of, any Ship or equipment installed on it which would or might materially alter the structure, type or performance characteristics of that Ship or materially reduce its value.

9.6	Removal of parts

The Borrower shall procure that neither Owner shall remove any material part of any Ship, or any item of equipment installed on, any Ship unless the part or item so removed is forthwith replaced by a suitable part or item which is in the same condition as or better condition than the part or item removed, is free from any Security Interest or any right in favour of any person other than the Lender and becomes on installation on the relevant Ship the property of the relevant Owner and subject to the security constituted by the relevant Mortgage Provided that any Owner may install equipment owned by a third party if the equipment can be removed without any risk of damage to the Ship owned by it.

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9.7	Surveys

The Borrower shall procure that each Owner shall submit the Ship owned by it regularly to all periodical or other surveys which may be required for classification purposes and, if so required by the Lender provide the Lender, with copies of all survey reports.

9.8	Inspection

The Borrower shall procure that each Owner shall, subject to 15 days’ prior notice from the Lender, permit the Lender (by surveyors or other persons appointed by it for that purpose) to board the Ship owned by it once in every calendar year, without interfering with the Ship’s operations, to inspect its condition or to satisfy themselves about proposed or executed repairs and that Owner shall afford all proper facilities for, and bear the cost of, such inspections.

9.9	Prevention of and release from arrest

The Borrower shall procure that each Owner shall promptly discharge:

(a)	all liabilities which give or may give rise to maritime or possessory liens on or claims enforceable against the Ship owned by it, the Earnings or the Insurances;

(b)	all taxes, dues and other amounts charged in respect of the Ship owned by it, the Earnings or the Insurances; and

(c)	all other outgoings whatsoever in respect of the Ship owned by it, the Earnings or the Insurances,

and, forthwith upon receiving notice of the arrest of the Ship owned by it, or of its detention in exercise or purported exercise of any lien or claim, the Borrower shall procure that each Owner shall procure its release by providing bail or otherwise as the circumstances may require.

9.10	Compliance with laws etc.

The Borrower shall procure that each Owner shall:

(a)	comply, or procure compliance with the ISM Code, the ISPS Code, all Environmental Laws and all other laws or regulations relating to the Ship owned by it, its ownership, operation and management or to the business of that Owner;

(b)	not employ the Ship owned by it nor allow its employment in any manner contrary to any law or regulation in any relevant jurisdiction including but not limited to the ISM Code, the ISPS Code and ISPS Code; and

(c)	in the event of hostilities in any part of the world (whether war is declared or not), not cause or permit that Ship to enter or trade to any zone which is declared a war zone by any government or by the Ship’s war risks insurers unless the prior written consent of the Lender has been given and that Owner has (at its expense) effected any special, additional or modified insurance cover which the Lender may require.

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9.11	Provision of information

The Borrower shall procure that each Owner shall promptly provide the Lender with any information which it requests regarding:

(a)	the Ship owned by it, its employment, position and engagements;

(b)	the Earnings and payments and amounts due to the master and crew of the Ship owned by it;

(c)	any expenses incurred, or likely to be incurred, in connection with the operation, maintenance or repair of the Ship owned by it and any payments made in respect of that Ship;

(d)	any towages and salvages; and

(e)	its compliance, either Approved Managers’ compliance and the compliance of the Ship owned by it with the ISM Code and the ISPS Code,

and, upon the Lender’s request, provide copies of any current charter relating to the Ship owned by it, of any current charter guarantee and copies of that Owner’s or that Approved Managers’ Document of Compliance, Safety Management Certificate and the ISSC.

9.12	Notification of certain events

The Borrower shall procure that each Owner shall immediately notify the Lender by email, confirmed forthwith by letter immediately upon becoming aware of:

(a)	any casualty which is or is likely to be or to become a Major Casualty;

(b)	any occurrence as a result of which the Ship owned by it has become or is, by the passing of time or otherwise, likely to become a Total Loss;

(c)	any requirement, condition or overdue recommendation made by any insurer or classification society or by any competent authority which is not complied with within the time limits imposed by that insurer or classification society or authority;

(d)	any arrest or detention of the Ship owned by it, any exercise or purported exercise of any lien on that Ship or its Earnings or any requisition of that Ship for hire;

(e)	any intended dry docking of the Ship owned by it;

(f)	any Environmental Claim made against that Owner or in connection with the Ship owned by it, or any Environmental Incident;

(g)	any claim for breach of the ISM Code or the ISPS Code being made against that Owner, the Approved Managers or otherwise in connection with the Ship owned by it; or

(h)	any other matter, event or incident, actual or threatened, the effect of which will or could lead to the ISM Code or the ISPS Code not being complied with,

and that Owner shall keep the Lender advised in writing on a regular basis and in such detail as the Lender shall require of that Owner’s, each Approved Manager’s or any other person’s response to any of those events or matters.

9.13	Restrictions on chartering, appointment of managers etc.

The Borrower shall procure that no Owner shall (without the Lender’s prior written consent), in relation to the Ship owned by it:

(a)	let that Ship on demise charter for any period;

(b)	enter into any time or consecutive voyage charter in respect of that Ship for a term which exceeds, or which by virtue of any optional extensions may exceed, 13 months;

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(c)	enter into any charter in relation to that Ship under which more than, in the case of time charters, 2 and, in the case voyage charters, 4 months’ hire (or the equivalent) is payable in advance;

(d)	charter that Ship otherwise than on bona fide arm’s length terms at the time when that Ship is fixed;

(e)	appoint a manager of that Ship other than the Approved Managers or agree to any alteration to the terms of the Approved Managers’ appointment;

(f)	de-activate or lay up that Ship; or

(g)	put that Ship into the possession of any person for the purpose of work being done upon it in an amount exceeding or likely to exceed $250,000 (or the equivalent in any other currency) unless that person has first given to the Lender and in terms satisfactory to it a written undertaking not to exercise any lien on that Ship or its Earnings for the cost of such work or for any other reason.

9.14	Notice of Mortgage

The Borrower shall procure that each Owner shall keep the Mortgage relative to the Ship owned by it registered against that Ship as a valid second preferred or, as the case may be, priority mortgage, carry on board that Ship a certified copy of that Mortgage and place and maintain in a conspicuous place in the navigation room and the Master’s cabin of that Ship a framed printed notice stating that that Ship is mortgaged by that Owner to the Lender.

9.15	Sharing of Earnings

The Borrower shall procure that no Owner shall enter into any agreement or arrangement for the sharing of any Earnings except for sharing of earnings between the Owners.

9.16	ISPS Code

The Borrower shall procure that each Owner shall comply with the ISPS Code and in particular, without limitation, shall:

(a)	procure that the Ship owned by that Owner and the company responsible for that Ship’s compliance with the ISPS Code comply with the ISPS Code; and

(b)	maintain for that Ship an ISSC; and

(c)	notify the Lender immediately in writing of any actual or threatened withdrawal, suspension, cancellation or modification of the ISSC.

10	Events of Default

Each of the events or circumstances set out in this Clause 10 is an Event of Default.

10.1	Non-payment

The Borrower or an Owner does not pay on the due date any amount payable by it under any Finance Document to which it is a part at the place and in the currency in which it is expressed to be payable.

10.2	Misrepresentation

Any representation, warranty or statement made or deemed to be repeated by the Borrower or either Owner is or proves to have been incorrect or misleading in any material respect when made or deemed to be repeated.

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10.3	Breach of or Undertakings

The Borrower or either Owner is in breach of any covenants or fails to perform any of the undertakings contained in the Finance Documents to which it is a party.

10.4	Security

(a)	Any of the Finance Documents becomes unenforceable; or

(b)	Either Owner fails to execute and, where applicable, register the Mortgage and the General Assignments to which it is a party on the Delivery Date of its Ship.

10.5	Insolvency

The Borrower or either Owner is unable or admits inability to pay its debts as they fall due, suspends making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any indebtedness.

10.6	Insolvency proceedings

Any corporate action, legal proceedings or other procedure or step is taken for:

(a)	the suspension of payments, winding-up, dissolution, administration, bankruptcy or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of the Borrower or either Owner;

(b)	a composition, compromise, assignment with any creditor of the Borrower or either Owner;

(c)	the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager, or trustee or other similar officer in respect of the Borrower or either Owner or any of its assets; or any analogous procedure or step is taken in any jurisdiction.

10.7	Impossibility or illegality

Any event occurs which would, or would with the passage of time, render performance of a Finance Document by the Borrower or, as the case may be, either Owner impossible, unlawful or unenforceable by the Lender.

10.8	Revocation or modification of authorisation

Any consent, licence, approval, authorisation, filing, registration or other requirement of any governmental, judicial or other public body or authority which is now, or which at any time during the term of this Loan Agreement becomes, necessary to enable the Borrower or either Owner to comply with any of its obligations under any Finance Document is not obtained, is revoked, suspended, withdrawn or withheld, or is modified in a manner which the Lender considers is, or may be, prejudicial to the interests of the Lender, or ceases to remain in full force and effect.

10.9	Event of Default under the Senior Finance Documents

Any event occurs which constitutes an Event of Default (as that term is defined in the Senior Finance Documents) under any of the Senior Finance Documents.

10.10	Material adverse change

Any event or series of events occurs which, in the reasonable opinion of the Lender, is likely to have a materially adverse effect on the business, assets, financial condition or credit worthiness of the Borrower or either Owner.

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10.11	Acceleration

If an Event of Default is continuing the Lender may by notice to the Borrower:

(a)	declare that the Loan, together with accrued interest, and all other amounts accrued or outstanding under this Loan Agreement are immediately due and payable, whereupon they shall become immediately due and payable; and/or

(b)	declare that the Loan is payable on demand, whereupon it shall immediately become payable on demand by the Lender.

11	Fees

11.1	Prepayment fee

If the Loan or any part thereof is voluntarily prepaid at any time or times prior to the Final Repayment Date, the Borrower shall, on the date of each such prepayment, pay a prepayment fee equal to 2.5 per cent. of the amount prepaid.

12	Application of Receipts

12.1	Normal order of application

Except as any Finance Document (including, without limitation, the Intercreditor Deed) may otherwise provide, any sums which are received or recovered by the Lender under or by virtue of any Finance Document shall be applied:

(a)	FIRST: in or towards payment pro rata of any unpaid fees, costs and expenses of the Lender under the Finance Documents;

(b)	SECONDLY: in or towards payment pro rata of any accrued interest or commission due but unpaid under this Agreement;

(c)	THIRDLY: in or towards payment pro rata of any principal due but unpaid under this Agreement;

(d)	FOURTHLY: in or towards payment pro rata of any other amounts due but unpaid under any Finance Document;

(e)	FIFTHLY: in retention of an amount equal to any amount not then due and payable under any Finance Document but which the Lender, by notice to the Borrower, states in its opinion will or may become due and payable in the future and, upon those amounts becoming due and payable, in or towards satisfaction of them in accordance with the provisions of Clause 12.1(a), 12.1(b), 12.1(c) and 12.1(d); and

(f)	SIXTHLY: any surplus shall be paid to the Borrower or to any other person appearing to be entitled to it.

12.2	Variation of order of application

The Lender may, by notice to the Borrower, provide for a different manner of application from that set out in Clause 12 either as regards a specified sum or sums or as regards sums in a specified category or categories.

12.3	Notice of variation of order of application

The Lender may give notices under Clause 12 from time to time; and such a notice may be stated to apply not only to sums which may be received or recovered in the future, but also to any sum which has been received or recovered on or after the third Business Day before the date on which the notice is served.

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12.4	Appropriation rights overridden

This Clause 12 and any notice which the Lender gives under Clause 16 shall override any right of appropriation possessed, and any appropriation made, by the Borrower or either Owner.

13	Notices

All notices, requests, consents and other communications under this Loan Agreement shall be in writing and shall be deemed delivered (i) upon delivery when delivered personally, (ii) upon receipt if by facsimile transmission (with confirmation of receipt thereof) or (iii) one business day after being sent via a reputable nationwide overnight courier service guaranteeing next business day delivery, in each case to the intended recipient as set forth below:

If to the Borrower:

c/o 16 Grigoriou Lambraki Street

16674 Glyfada

Athens

Greece

Attention: Chief Executive Officer

Facsimile: +30 210 9638404

if to the Lender:

c/o Western Isles

Jardine House

P.O. Box NM 1431

Hamilton NM FX

Bermuda

Attention: Alastair Macdonald

Facsimile: +1441 (296) 0329

Any party may change the address to which notices, requests, consents or other communications hereunder are to be delivered by giving the other parties notice in the manner set forth in this clause.

14	Amendments and Waivers

This Loan Agreement may be amended, modified, superseded, or cancelled, and any of the terms, representations, warranties or covenants hereof may be waived, only by written instrument executed by both of the parties hereto or, in the case of a waiver, by the party waiving compliance.

15	Process Agent

The Borrower irrevocably appoints Messrs. E.J.C Album Solicitors, presently of Landmark House, 190 Willifield Way, London, NW11 GY1, England (Attention of Mr. Eduard Album Fax +44 (0) 20 8457 5558, e-mail: ejca@mitgr.com) to act as its agent to receive and accept on its behalf any process or other document relating to any proceedings in the English courts which are connected with a Dispute.

Meaning of “proceedings” and “Dispute”

In this Clause 15, “proceedings” means proceedings of any kind, including an application for a provisional or protective measure and a “Dispute” means any dispute arising out of or in connection with this Loan Agreement (including a dispute relating to the existence, validity or termination of this Loan Agreement) or any non-contractual obligation arising out of or in connection with this Loan Agreement.

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16	Governing Law and Jurisdiction

This Loan Agreement (and any non-contractual rights and obligations arising out of or with respect to the subject matter of this Loan Agreement) shall be governed by and construed in accordance with English Law. The parties to this Loan Agreement irrevocably agree that the courts of England are to have jurisdiction to settle any disputes which may arise out of or in connection with this Loan Agreement (including any non-contractual rights and obligations arising out of or with respect to the subject matter of this Loan Agreement) and that any proceedings may be brought in those courts.

17	Miscellaneous

17.1	The headings of the clauses of this Loan Agreement are for convenience only and shall not control or affect the meaning or construction of any provision of this Loan Agreement.

17.2	If any provision or part of a provision of this Loan Agreement or its application to either party, shall be, or be found by any authority of competent jurisdiction to be, invalid or unenforceable, such invalidity or unenforceability shall. not affect the other provisions or parts of such provisions of this Loan Agreement, all of which shall remain in full force and effect;

17.3	This Loan Agreement may be entered into on separate engrossments, each of which when so executed and delivered shall be an original but ‘each engrossment shall together constitute one and the same instrument and shall take effect from the time of execution of the last engrossment. Immediate evidence that an engrossment has been executed may be provided by transmission of such engrossment by facsimile machine or by email with the original executed engrossment to be forthwith put in the mail.

17.4	A person who is not a party to this Loan Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 of the United Kingdom to enforce any term of this Loan Agreement but this does not affect any right or remedy of a third party which exists or is available apart from that Act.

This Loan Agreement has been entered into and amended and restated on the dates stated at the beginning of this Loan Agreement.

THE LENDER

SIGNED by A. Macdonald
)
for and behalf of	) /s/ A. Macdonald
JELCO DELTA HOLDING CORP.	)
in the presence of:

/s/ Karen Campbell
Karen Campbell

THE BORROWER

SIGNED by Theodora Mitropetrou
)
for and behalf of	)
SEANERGY MARITIME HOLDINGS CORP.	) /s/ Theodora Mitropetrou
in the presence of:

/s/ Maria M. Moschopoulou
Maria M. Moschopoulou

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Schedule 1

Form of Drawdown Notice

To:	Jelco Delta Holding Corp. (the “Lender”)

[●] 2016

Re: US$[●] Loan Agreement dated [●] November 2016 made between (A) Jelco Delta Holding Corp. (the “Lender”) and (B) Seanergy Maritime Holdings Corp. (the “Borrower”),

We refer to the Loan and hereby give you notice that we wish to draw Advance B in the amount of $([●]) (Dollars [●]) on [●]. The funds should be credited to [●][●] [name and number of account] held in [●] [name of bank)].

Words and expressions defined in the Loan Agreement shall have the same meanings when used herein.

THE BORROWER

SEANERGY MARITIME HOLDINGS CORP.

By:

Name:

Title:

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Schedule 2

Condition Precedent Documents

Part A

The following are the documents referred to in Clause 2.2(a) required on or prior to the date of the Amending and Restating Agreement.

1	A duly executed original of the Intercreditor Deed.

2	Copies of the certificate of incorporation and constitutional documents of the Borrower and each Owner and any company registration documents in respect of the Borrower or either Owner (including, without limitation, any corporate register excerpts) required by the Lender.

3	Copies of resolutions of the directors of the Borrower and each Owner authorising the execution of each of the Finance Documents to which each is a party and, in the case of the Borrower, authorising named representatives to give the Drawdown Notices and other notices under this Loan Agreement.

4	The original of any power of attorney under which any Finance Document is executed on behalf of a Borrower and each Owner.

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Part B

The following are the documents referred to in Clause 7.6 required before each Delivery Date. In Part B of this Schedule 2, the following definitions have the following meanings:

(a)	“Relevant Owner” means, in the case of the Delivery Date of Ship A, Owner A and, in the case of the Delivery Date of Ship B, Owner B; and

(b)	“Relevant Ship” means, in the case of the Delivery Date of Ship A, Ship A and, in the case of the Delivery Date of Ship B, Ship B.

1	A duly executed original of the Mortgage, the General Assignment (and of each document to be delivered by each of them), each in respect of the Relevant Ship and the Relevant Owner.

2	Documentary evidence that:

(a)	the Relevant Ship has been unconditionally delivered by the Seller to, and accepted by, the relevant Owner under the relevant MOA and the Contract Price payable under that MOA (in addition to the part to be financed by the relevant Advance) has been duly paid in full (together with a copy of each of the documents delivered by the relevant Seller to the Relevant Owner under that MOA (including but not limited to, the bill of sale, the commercial invoice and the protocol of delivery and acceptance);

(b)	the Relevant Ship has been registered in the name of the Relevant Owner under an Approved Flag;

(c)	the Relevant Ship is in the absolute and unencumbered ownership of the Relevant Owner save as contemplated by the Finance Documents and the Senior Finance Documents;

(d)	the Relevant Ship maintains the highest class with a first class classification society which is a member of IACS and acceptable to the Lender as the Lender may approve free of all recommendations and conditions of such classification society;

(e)	the Mortgage relating to each Relevant Ship has been duly registered or recorded against that Ship as a valid second preferred or, as the case may be, priority mortgage in accordance with the laws of the Approved Flag State; and

(f)	the Relevant Ship is insured in accordance with the provisions of this Loan Agreement and all requirements therein in respect of insurances have been complied with.

3	Documents establishing that the Relevant Ship will, as from the relevant Delivery Date, be managed by the Approved Managers on terms acceptable to the Lenders, together with:

(a)	each Approved Manager’s Undertaking relative thereto;

(b)	copies of the Approved Managers’ Document of Compliance, that Ship’s Safety Management Certificate (together with any other details of the applicable safety management system which the Lender requires); and

(c)	a copy of the ISSC in respect of the Relevant Ship.

Each of the documents specified in paragraphs 3 and 4 of Part A and every other copy document delivered under this Schedule shall be certified as a true and up to date copy by a director or the secretary (or equivalent officer) of the Relevant Owner.

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